SIERCHIO & ALBERT, P.C.
                                    Attorneys
                  41 East 57th Street, New York, New York 10022
                         At Madison Avenue, Penthouse A
                 Phone: (212) 446-9500, Facsimile (212) 446-9504


January 28, 1999


Northtech Ventures, Inc.
Suite 1360
605 Robson Street
Vancouver, B.C. Canada V6B 5J3


     Re: Registration Statement of Northtech Ventures, Inc. (the "Company") on Form SB-2 as filed on July 21, 1998 and amended on October 30,1998, December 24, 1998 and January 28, 1999 (as amended, the "Registration Statement"); File No.333-59493. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Registration Statement.

Gentlemen:

     In response to a comment letter dated January 22, 1999 received from the staff (the "Staff") of the United States Securities and Exchange Commission (the "SEC") you have requested us to render an opinion as to whether the Company, its officers and directors may effect the distribution of Shares in the manner contemplated by the Registration Statement without registration under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as brokers and/or dealers.

     In rendering the following opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration
Statement and have examined such laws and regulations as we have deemed necessary or appropriate for the purposes of the opinion. We have relied upon the accuracy, completeness and truthfulness of the disclosures made in the Registration Statement as to the proposed plan of distribution of the Shares and have assumed that the proposed plan of distribution will in fact be adhered to by the Company. Furthermore, in rendering this opinion we have assumed without investigation the genuiness of all signatures reviewed by us and the authenticity and conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

Discussion

     Section 15 (a) (1) of the Exchange Act makes it "unlawful for any broker or dealer...to

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make use of the mails or any means or instrumentality of interstate  commerce to effect any transactions in, or to induce or attempt to induce the purchase or sale of any security...unless such broker or dealer is registered..." [with the SEC].

     A "dealer" is defined in the Exchange Act as "any person engaged in the business of buying and selling securities for his own account, through a broker or otherwise, but...not... any person insofar as he buys or sells securities for his own account, either individually or in some fiduciary capacity but not as a part of a regular business."

     An issuer will not be deemed a dealer because it is selling but not buying securities. As to other persons, it is often the case that no single factor will determine whether a person is an "investor" or "trader" as opposed to a "dealer," and any conclusion as to such persons status must take into account each of the persons's securities-market activities. Activities which often have been cited as indicative of those engaged in by dealers include (but are not limited to) quoting a market in a security, holding oneself out as a dealer or market maker, rendering incidental investment advice, executing transactions on behalf of other people, obtaining a regular clientele, and carrying a dealer inventory. Based upon the description of the proposed plan of distribution as set forth in the Registration Statement, it does not appear that the Company, its officers or directors will be engaging in the type of activities generally associated with a dealer.

     A "broker" is defined in the Exchange Act as "any person engaged in the business of effecting transactions in securities for the account of others." The term may encompass employees of an issuer who participate in the sale of the issuer's securities. Generally, an issuer's employees would not be considered brokers when they are not employed solely or primarily to market securities, their compensation is not tied to the sale of securities and certain other requirements are satisfied. Rule 3a4-1 under the Exchange Act provides a non-exclusive safe harbor under which employees and other associated persons of an issuer may participate in sales of an issuer's securities without being deemed brokers.

     However, by letter dated November 19, 1998, the Company was advised by the Staff that "the Division of Market Regulation has asked us to inform you that they do not believe the proposed offerings, as described in your amended registration statement, fall within the safe harbor found in Rule 3a4-1 under the [Exchange Act]. Rule 3a4-1 does not contain a specific exception for sales to shareholders, officers, and directors of the issuer. Please modify your proposal to reflect this. Also, please inform us whether you intend to modify your proposal to sell shares to current shareholders, officers, and directors of the issuer through a registered broker-dealer or if you intend to rely on opinion of counsel that such sales would not require broker-dealer registration."

     As explained by the Staff during the course of telephonic conversations, the belief is based upon the fact that the Company has a degree of common share ownership with three other companies (the "Related Companies") that have registration statements filed with the SEC which contemplate effecting offerings of securities on a similar basis. Pertinently, it should be noted that notwithstanding the Staff's concerns stemming from common stock ownership of the Related Companies, each of the officers and directors that would be engaged in effecting the sale of the Shares to each of Messrs. Sierchio and Albert otherwise satisfy the criteria of Rule 3a4-1.

     If not relying on the safe harbor provisions, a number of factors need be reviewed in order to determine whether registration is required, since no one factor is dispositive. Accordingly, we note that none of the officers or directors have received or will receive consideration in connection with the purchase of any Shares by Messrs. Sierchio and Albert and none of the officers or directors will engage in any solicitation activities with respect to such offers and sales, other than acting in a ministerial capacity on behalf of the Company since the Company can only act through its directors, officers and agents. The Company also has disclosed that all sales to all persons, including officers and directors, outside of the United States will be effected through one of two placement agents retained by the Company to effectuate the sale of the Shares; these placement agents are not US Persons (as defined in Regulation
S) and do not otherwise engage in securities transactions in the United States; and the Company, which maintains its offices outside the United States, negotiated the terms and conditions of the agreements with each of the placement agents outside of the United States. Pursuant to the placement agreements the placement agents will not offer or sell the Shares to any US Person. To the extent that any Shares are offered for sale in the United States, such offers and sales will be limited to two persons (namely, the principals of Sierchio & Albert, P.C., counsel to the Company). Each of Messrs. Sierchio and Albert have represented (as requested by the Staff) that any purchase of Shares by him will be for investment purposes and not with the intention to sell such Shares shortly thereafter.

Opinion

     Based upon the foregoing and the further limitations set forth below, we are of the opinion that the Company, its officers and directors may effect the distribution of Shares as contemplated by the Registration Statement without registration as brokers and/or dealers under Section 15 of the Exchange Act.

     This opinion is rendered to you as of the date hereof, and we undertake no obligation to advise you of any change in any of the matters stated herein, whether factual or legal. This opinion is not to be circulated, quoted or otherwise referred to without our prior written consent, and no party other than you is entitled to rely on it.

Very truly yours,

Sierchio & Albert, P.C.



By: /s/Joseph Sierchio
    ------------------
      Joseph Sierchio